SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                                  X
                                                     ----------

Filed by a Party other than the Registrant
                                                     ----------

Check the appropriate box:

         Preliminary Proxy Statement
------
         Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
------

   X     Definitive Proxy Statement
------
         Definitive Additional Materials
------
         Soliciting Material Pursuant to Rule 14a-12
------

                       FIRST MID-ILLINOIS BANCSHARES, INC.
                (Name of Registrant as Specified in its Charter)

                       FIRST MID-ILLINOIS BANCSHARES, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (check the appropriate box):

   X    No fee required.
------

        Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
------
        (1)  Title of each class of securities to which transaction applies:
        (2)  Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        (4)  Proposed maximum aggregate value of transaction:
        (5)  Total fee paid:

        Fee paid previously with  preliminary  materials.
------

        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
------
        (1)  Amount  Previously  Paid:
        (2)  Form,  Schedule  or  Registration Statement No.:
        (3)  Filing Party:
        (4)  Date Filed:

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


                                                            April 12, 2002



Dear Fellow Stockholder:

     On behalf of the Board of Directors and management of First Mid-Illinois Bancshares, Inc., I cordially invite you to attend the Annual Meeting of Stockholders of First Mid-Illinois Bancshares, Inc. to be held at 4:00 p.m. on May 22, 2002, in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois.

     The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement discuss the business to be conducted at the meeting. We have also enclosed a copy of the Company's 2001 Report to the Owners and its Annual Report on Form 10-K for the recently completed fiscal year. At the meeting, we will report on Company operations and the outlook for the year ahead. Directors and officers of the Company, as well as a representative of KPMG LLP, the Company's independent auditors, will be present to respond to any appropriate questions stockholders may have.

     I encourage you to attend the meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND, HOWEVER, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING RETURN ENVELOPE AS PROMPTLY AS POSSIBLE. This will ensure that your shares are represented at the meeting. If you have any questions concerning these matters, please do not hesitate to contact me at
(217) 258-0415 or Christie Burich, Manager of Shareholder Services, at (217) 258-0493. We look forward with pleasure to seeing and visiting with you at the meeting.

                                           Very truly yours,

                                           FIRST MID-ILLINOIS BANCSHARES, INC.



                                           William S. Rowland
                                           CHAIRMAN AND CHIEF EXECUTIVE OFFICER







1515 Charleston Avenue, P.O. Box 499, Mattoon, IL 61938, Phone: (217) 258-0493

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 22, 2002

                       FIRST MID-ILLINOIS BANCSHARES, INC.
                      1515 CHARLESTON AVENUE, P.O. BOX 499
                             MATTOON, ILLINOIS 61938
                                 (217) 258-0493

NOTICE IS HEREBY GIVEN, that the Annual Meeting of Stockholders of First Mid-Illinois Bancshares, Inc. will be held in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois, on Wednesday, May 22, 2002 at 4:00 p.m. local time.

The meeting is for the purpose of considering and acting upon:

1. The election of three directors of the Company;
2. To approve an amendment to the First Mid-Illinois Bancshares, Inc. 1997 Stock Incentive Plan to reserve an additional 150,000 shares of Common Stock thereunder; and
3. Such other matters as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 1, 2002 as the record date for the determination of the stockholders entitled to vote at the meeting and any adjournments thereof.

You are requested to complete and sign the enclosed proxy card, which is solicited by the Board of Directors, and to mail it promptly in the enclosed return envelope.

BY ORDER OF THE BOARD OF DIRECTORS



William S. Rowland
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Mattoon, Illinois
April 12, 2002

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


                                 PROXY STATEMENT

                               GENERAL INFORMATION


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Mid-Illinois Bancshares, Inc. to be voted at the Annual Meeting of Stockholders to be held in the lobby of First
Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois, on Wednesday, May 22, 2002 at 4:00 p.m. local time. The Board of Directors would like to have all stockholders represented at the meeting. Please sign and return your proxy card in the enclosed return envelope.

     The accompanying Notice of Annual Meeting, this Proxy Statement and the proxy card are first being mailed to stockholders on or about April 12, 2002. The Company's Annual Report on Form 10-K for the recently completed fiscal year, which includes the consolidated financial statements of the Company, is also enclosed.

     The Company is a diversified financial services company which serves the financial needs of central Illinois. The Company directly or indirectly owns all the outstanding capital stock of First Mid-Illinois Bank & Trust, N.A., a national banking association (the "Bank"), with offices in Mattoon, Charleston, Effingham, Altamont, Neoga, Sullivan, Arcola, Taylorville, Tuscola, Monticello, Deland, Urbana, Decatur, Highland, and Pocahontas, Illinois; Mid-Illinois Data Services, Inc., a data processing company ("Data Services"); and The Checkley Agency, Inc., an insurance agency ("Checkley").

     Only holders of record of the Company's Common Stock at the close of business on April 1, 2002 (the "Record Date") will be entitled to vote at the annual meeting or any adjournments or postponements of such meeting. On the Record Date, the Company had 3,382,872 shares of Common Stock issued and outstanding. In the election of directors, and for any other matters to be voted upon at the annual meeting, each issued and outstanding share of Common Stock is entitled to one vote.

     Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. A stockholder who has executed a proxy has the power to revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of the Company at 1515 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, by executing and delivering a subsequently dated proxy, or by attending the annual meeting and voting in person. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS WITH RESPECT TO THE PROPOSALS DESCRIBED HEREIN.

     A quorum of stockholders is necessary to take action at the annual meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting will constitute a quorum. Votes cast by proxy or in person at the meeting will be tabulated by the inspector of election appointed for the meeting and will be counted as present for purposes of determining whether a quorum is present. The inspector of election will treat broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present. "Broker non-votes" refers to a broker or other nominee holding shares for a beneficial owner not voting on a particular proposal because the broker or other nominee does not have discretionary voting power regarding that item and has not received instructions from the beneficial owner.

     The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company. Proxies are being solicited principally by mail, by telephone, and by e-mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone, by fax or by special letter. The Company may also reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth, as of March 1, 2002, the number of shares of Common Stock beneficially owned by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (who are not also directors), each director nominee of the Company, each director, the "named executive officers" (as defined below) and all director nominees, directors and executive officers of the Company as a group.

                                        AMOUNT AND NATURE OF  PERCENT OF COMMON
                                          BENEFICIAL               STOCK
NAME OF BENEFICIAL OWNER                  OWNERSHIP(1)           OUTSTANDING
PRINCIPAL STOCKHOLDERS:

Margaret Lumpkin Keon                     216,184(2)                 6.4%
21 Windward Road
Belvedere, California 94920

Mary Lumpkin Sparks                       255,266(3)                 7.5%
2438 Campbell Road, N.W.
Albuquerque, New Mexico 87104

DIRECTOR NOMINEES, DIRECTORS AND
NAMED EXECUTIVE OFFICERS:

Charles A. Adams                          232,950(4)                6.9%(15)

Kenneth R. Diepholz                        51,314(5)                1.5%(15)

Steven L. Grissom                          18,446(6)                  *%(15)

Richard Anthony Lumpkin                   485,347(7)               14.3%(15)

Daniel E. Marvin, Jr.                      67,628(8)                2.0%(15)

Gary W. Melvin                            115,557(9)                3.4%(15)

Sara Jane Preston                          5,084(10)                  *%(15)

William S. Rowland                        32,975(11)                1.0%(15)

Ray Anthony Sparks                        93,560(12)                2.8%(15)

John W. Hedges                             2,612(13)                  *%(15)

Robert J. Swift, Jr.                          513                     *%(15)

All directors and executive officers as  1,130,948(14)             32.8%(16)
a group (15 persons)
----------------------------

(1) Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power. The information contained in this column is based upon information furnished to the Company by the persons named above.

(2) The above amount includes 216,184 shares held under the Margaret L. Keon Trust, established under Article 5 of the Mary G. Lumpkin Trust dated January 31, 1984, of which trust Ms. Keon is trustee and beneficiary.

(3) The above amount includes 32,315 shares held in trust for the benefit of Richard Anthony Lumpkin's adult children for which Mrs. Sparks serves as trustee and of which shares Mrs. Sparks disclaims beneficial ownership.

(4) The above amount includes 160,980 shares of Common Stock held by a corporation which Mr. Adams is deemed to control. The above amount also includes 3,304 shares held by Mr. Adams' spouse, over which shares Mr.
     Adams has no voting and investment power, and options to purchase 2,500 shares of Common Stock. The above amount does not include 2,598 shares held by adult children of Mr. Adams.

(5)  The above amount includes options to purchase 4,750 shares of Common Stock.

(6) The above amount includes 3,923 shares held by Mr. Grissom and his spouse, over which Mr. Grissom has shared voting and investment power. The above amount also includes options to purchase 1,750 shares of Common Stock.

(7) The above amount includes 67,895 shares held by The Lumpkin Family Foundation, of which Mr. Lumpkin serves as a director, and of which shares beneficial ownership is disclaimed. The above amount also includes 66,904 shares held by SKL Investment Group, of which Mr. Lumpkin is a voting member. The above amount also includes options to purchase 4,750 shares of Common Stock. The above amount does not include 202,462 shares held by adult children of Mr. Lumpkin and 33,837 shares held in trust for the benefit of Mr. Lumpkin's adult children of which trust Mr. Lumpkin is not a trustee and of which shares beneficial ownership is also disclaimed.

(8) The above amount includes 6,490 shares held by Mr. Marvin's spouse, over which shares Mr. Marvin has no voting or investment power and of which Mr. Marvin disclaims beneficial ownership, and 1,127 shares held by Mr. Marvin's grandchildren, over which Mr. Marvin has shared voting and investment power. The above amount also includes options to purchase 20,312 shares of Common Stock.

(9)  The above amount includes options to purchase 4,750 shares of Common Stock.

(10) The above amount includes options to purchase 1,750 shares of Common Stock.

(11) The above  amount  includes  options to  purchase  16,312  shares of Common
     Stock.

(12) The above amount includes 33,395 shares held by Sparks Investment Group, LP., over which Mr. Sparks shares voting and investment power.

(13) The above amount includes options to purchase 2,062 shares of Common Stock.

(14) Includes an aggregate of 66,812 shares obtainable upon the exercise of options.

(15) Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options by such individual which are exercisable within 60 days.

(16) Percentage is calculated on a fully diluted basis, assuming the exercise of all stock options which are exercisable within 60 days by individuals included in the above table.

*        Less than 1%.

     As of March 1, 2002, the Bank acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which own or hold 123,652 shares or 3.65% of the outstanding Common Stock of the Company, over which the Bank has sole voting and investment power with respect to 109,472 shares or 3.23% of the outstanding Common Stock and shared voting and investment power with respect to 14,180 shares or 0.42% of the outstanding Common Stock.


                       PROPOSAL I - ELECTION OF DIRECTORS

     The directors of the Company are divided into three classes having staggered terms of three years. At the annual meeting, the stockholders will be entitled to elect three Class I directors for a term expiring in 2005. The number of directors is nine, comprised of three directors in each of Class I, Class II, and Class III.

     For this year's annual stockholders meeting, the Board of Directors has nominated for election as Class I directors Kenneth R. Diepholz, Steven L. Grissom, and Gary W. Melvin. Messrs. Diepholz, Grissom and Melvin have served as directors of the Company since 1990, 2000 and 1990, respectively. The three individuals receiving the highest number of votes cast will be elected as directors of the Company and will serve as Class I directors for three year terms expiring in 2005. Broker non-votes, because they are not considered votes cast, will not be counted in the vote totals. The Company has no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees become unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

     The following table sets forth as to each nominee and director continuing in office, his or her name, age, principal occupation and the year he or she first became a director of the Company. Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

                         AGE AT                                                        YEAR FIRST      YEAR
                         APRIL                                                           BECAME      TERM
NAME                     1, 2002   PRINCIPAL OCCUPATION                                 DIRECTOR      EXPIRES
----                     -------   --------------------                                 --------      -------
DIRECTOR  NOMINEES

Kenneth R. Diepholz         63     Director of the Bank (since 1984)and of the Company;   1990         2002
                                   President, Ken Diepholz Chevrolet, Inc.(until 2000)
                                   and Vice President, Ken Diepholz Chevrolet, Inc.
                                   (since 2000); President, D-Co Coin Laundry and
                                   Owner, Diepholz Rentals

Steven L. Grissom           49     Director of the Bank and the Company (since            2000         2002
                                   2000); Treasurer of Illinois Consolidated
                                   Telephone Company (since 1989); Administrative
                                   Officer of SKL Investment Group, LLC (since
                                   1997).

Gary W. Melvin              53     Director of the Bank (since 1984) and of the           1990         2002
                                   Company; Director of Data Services (since 1987);
                                   President and Co-Owner, Rural King Stores.

DIRECTORS CONTINUING IN OFFICE

Richard Anthony Lumpkin     67     Director of the Bank (since 1966) and of the           1982         2003
                                   Company; former Chairman of the Board of
                                   Consolidated Communications Inc. (until 1997);
                                   Director Ameren CIPS (since 1995); Director of
                                   Illuminet Holdings, Inc. until it was acquired
                                   by Verisign, Inc. on December 12, 2001; Vice
                                   Chairman, McLeod USA Inc. (since 1997); McLeod
                                   USA filed a prenegotiated plan of reorganization
                                   through a Chapter 11 petition filed in the U.S.
                                   Bankruptcy Court for the District of Delaware in
                                   January 2002 in order to complete a
                                   recapitalization; Chairman, President, and CEO,
                                   Illinois Consolidated Telephone Company (since
                                   1990).

Sara Jane Preston           61     Director of the Bank (since 1999) and of the           2000         2003
                                   Company (since 2000); retired President and CEO
                                   of Charleston National Bank and the Charleston
                                   operations of its successor organizations
                                   (Boatmans National Bank and NationsBank).

William S. Rowland          55     Chairman, President, Chief Executive Officer and       1991         2003
                                   Director of the Company; Executive Vice
                                   President (1997-1999), Treasurer and Chief
                                   Financial Officer (1989-1999) of the Company;
                                   Director of Data Services (since 1989); Director
                                   (since 1999), Chairman (since 1999) and
                                   Executive Vice President (1989-1999) of the Bank.

Charles A. Adams            60     Director  of  the  Bank  (since  1989),  of  Data      1984         2004
                                   Services   (since   1987)  and  of  the  Company;
                                   President, Howell Paving, Inc.

Daniel E. Marvin, Jr.       63     Retired; Chairman, President, Chief Executive          1982         2004
                                   Officer (1983-1999) and Director of the Company;
                                   Director (since 1980), Chairman (1983-1999),
                                   President and Chief Executive Officer
                                   (1983-1997) of the Bank; Director of Data
                                   Services (1987-1992).

Ray Anthony Sparks          45     Director of the Bank (since 1997) and of the           1994         2004
                                   Company; Director of Data Services (since 1996);
                                   former President of Elasco Agency Sales, Inc.
                                   and Electrical Laboratories and Sales
                                   Corporation; private investor, Sparks Investment
                                   Group, LP.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS
             DIEPHOLZ, GRISSOM AND MELVIN FOR A TERM OF THREE YEARS.

                          AGE AT
                         APRIL 1,
NAME                       2002    PRINCIPAL OCCUPATION
NAMED EXECUTIVE OFFICERS

John W. Hedges              54     President of the Bank (since 1999) and Executive Vice President of the Company (since 1999); former Senior Vice President,
                                   National City Bank (until 1999).

Robert J. Swift, Jr.        50     Executive Vice President of the Bank (since 2000) and Vice
                                   President of the Company (since 2000); former Senior Vice
                                   President, Central Trust Bank (until 2000).


              PROPOSAL II - AMENDMENT OF 1997 STOCK INCENTIVE PLAN

     In May 1997, the stockholders approved the First Mid-Illinois Bancshares, Inc. 1997 Stock Incentive Plan (the "Incentive Plan"). The Company is presently authorized to issue 150,000 shares of Common Stock under the Incentive Plan.

     The stockholders will be requested at the meeting to approve an amendment to the Incentive Plan which increases from 150,000 to 300,000 the number of shares under the Incentive Plan. The purpose of the Incentive Plan is to promote equity ownership of the Company by directors of the Company and selected officers and employees of the Bank, to increase their proprietary interest in the success of the Company, and to encourage them to remain in the employ of the Company and the Bank. As of March 1, 2002, there were approximately 9 directors (of which 8 were non-employee directors) of the Company, and 13 officers and employees of the Bank eligible to participate in the Incentive Plan. The Board believes that the number of shares remaining available under the Incentive Plan will be insufficient to achieve the purpose of the Incentive Plan over the term of the Incentive Plan unless the additional shares are authorized. This following description of the Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the Incentive Plan, as amended, which is attached hereto as Appendix A.

     DESCRIPTION OF THE INCENTIVE PLAN. The Incentive Plan was initially approved by the stockholders in May 1997. As initially approved, the Incentive Plan reserved 150,000 shares (adjusted for the 3-for-2 stock split in November
2001) of the Company's Common Stock under the Incentive Plan. The amendment, if approved, would increase the number of shares reserved under the Incentive Plan by 150,000 shares. The total number of shares reserved under the Incentive Plan will be 300,000 upon adoption of the amendment.

     ADMINISTRATION. The Incentive Plan is administered by the Stock Incentive Plan Administrative Committee, which is comprised of at least two non-employee directors appointed by the Board of Directors (the "Stock Incentive Committee"). The Stock Incentive Committee has the authority, subject to approval by the Board of Directors, to select the employees to whom awards may be granted, to determine the terms of each award, to interpret the provisions of the Incentive Plan and to make all other determinations for the administration of the Incentive Plan. The Incentive Plan provides for the grant of "incentive stock options," as defined under Section 422(b) of the Internal Revenue Code of 1986, as amended, options that do not so qualify (referred to herein as "nonstatutory options"), restricted stock and stock appreciation rights ("SARs"), as determined in each individual case by the Stock Incentive Committee. In general, if any award granted under the Incentive Plan expires, terminates, is forfeited or is cancelled for any reason, the shares of Common Stock allocable to such award may again be made subject to an award granted under the Incentive Plan.

     AWARDS. Directors of the Company and key policy-making employees of the Bank are eligible to receive grants under the Incentive Plan. Director options will be granted at the fair market value of the Common Stock on the date of grant. Employee awards may be granted subject to a vesting requirement and in any event will become fully vested upon a merger or change of control of the Company. The exercise price of incentive stock options granted under the Incentive Plan must at least equal the fair market value of the Common Stock subject to the option (determined as provided in the Incentive Plan) on the date the option is granted. The exercise price of nonstatutory options and SARs will be determined by the Stock Incentive Committee.

     An incentive stock option granted under the Incentive Plan to an employee owning more than 10% of the combined voting power of all classes of stock of the Company must have an exercise price of at least 110% of the then current fair market value of the shares of Common Stock issuable upon exercise of the option and may not have an exercise term of more than five years. Incentive stock options are also subject to the further restriction that the aggregate fair market value (determined as of the date of grant) of Common Stock as to which any such incentive stock option first becomes exercisable in any calendar year, is limited to $100,000. To the extent options covering more than $100,000 worth of Common Stock first become exercisable in any one calendar year, the excess will be nonstatutory options.

     Each director and key employee eligible to participate in the Incentive Plan will be notified by the Stock Incentive Committee. The award agreement will specify the type of award to be granted, the number of shares of Common Stock (if any) to which the award relates, the terms and conditions of the award and the date granted. In the case of an award of options, the award agreement will also specify the price at which the shares of Common Stock subject to the option may be purchased, the date(s) on which the option becomes exercisable and whether the option is an incentive stock option or a nonstatutory option.

     The full exercise price for all shares of Common Stock purchased upon the exercise of options under the Incentive Plan may be paid by cash, personal check, personal note, award surrender or Common Stock owned at the time of exercise, as directed by the Stock Incentive Committee. Incentive stock options granted under the Incentive Plan will remain outstanding and exercisable for ten years from the date of grant or until the expiration of three months (or such lesser period as the Stock Incentive Committee may determine) from the employee's date of termination of employment with the Company. Nonstatutory options and SARs granted under the Incentive Plan remain outstanding and exercisable for such period as the Stock Incentive Committee may determine.

     INCOME TAX. With respect to incentive stock options, no taxable income is recognized by the option holder for income tax purposes at the time of the grant or exercise of an incentive stock option, and there is no income tax deduction available to the Company as a result of such a grant or exercise. Any gain or loss recognized by an option holder on the later disposition of shares of Common Stock acquired pursuant to the exercise of an incentive stock option generally will be treated as capital gain or loss if such disposition does not occur prior to one year after the date of exercise of the option, or two years after the date the option was granted. If disposition occurs within this period of time, the option holder will recognize ordinary income on the difference between the sale price and the exercise price, and the Company will recognize a corresponding tax deduction. If the disposition occurs after the end of these periods of time, the difference between fair market value on the date of exercise and the exercise price will be an item of tax preference for alternative minimum tax purposes. With respect to nonstatutory stock options, restricted stock or SARs, no taxable income will result to the recipient at the date of grant of the awards, nor will the Company then be entitled to an income tax deduction. However, upon the exercise of nonstatutory stock options, or the lapse of restrictions on restricted stock, the award holder will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares of Common Stock acquired on the date of exercise, or the fair market value of the Common Stock on the date that the restrictions lapse, and the Company will be entitled to an income tax deduction in the amount of the ordinary income recognized by the option holder. Upon exercise of an SAR, the award holder generally will recognize ordinary income on the amount of the appreciation of the value of the SAR between the date of grant and the date of exercise, and the Company will recognize a corresponding tax deduction. In general, any gain or loss realized by the option holder on the subsequent disposition of such shares will be a capital gain or loss.

     AMENDMENT AND TERMINATION. The Incentive Plan expires ten years after its adoption, unless sooner terminated by the Board of Directors. The Board has authority to amend the Incentive Plan in such manner as it deems advisable, except that the Board of Directors is not permitted, without stockholder approval, to amend the plan in a manner which would prevent the grant of incentive stock options or increase the number of shares of Common Stock available.


INCENTIVE PLAN BENEFIT TABLE.  Of those eligible to participate in the Incentive
     Plan, it is not possible to determine how many will participate in the Incentive Plan in the future. For informational purposes, the following table sets forth certain information concerning the value and number of Incentive Plan grants which have been made with respect to the 2001 fiscal year.

          FIRST MID-ILLINOIS BANCSHARES, INC. 1997 STOCK INCENTIVE PLAN

NAME AND POSITION                           DOLLAR VALUE ($)(1)  NUMBER OF UNITS
William S. Rowland,                               $5,850              9,000
Chairman, President and
Chief Executive Officer

John W. Hedges,                                   $1,462              2,250
Executive Vice President of the Company

Robert J. Swift, Jr.,                             $1,462              2,250
Vice President of the Company

Executive Officer Group                           $8,775             13,500

Non-Executive Director Group                      $5,200              8,000

Non-Executive Officer and Employee Group         $11,700             18,000

(1) This amount represents the difference between the market value of one share of the Company's Common Stock on March 1, 2002 ($24.65) and the option exercise price times the total number of shares subject to options. All options will be exercisable at a price equal to 100% of the fair market value of the underlying security on the date of the grant.

     REQUIRED AFFIRMATIVE VOTE. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting is required to approve the amendment to the Incentive Plan.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.


                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has established an audit committee and a compensation committee. These committees are composed entirely of outside directors. The Board has also created other company-wide committees composed of officers of the Company and its subsidiaries. The Company does not maintain any standing nominating committee. The full Board acts on all matters relating to the nomination of individuals for election as directors.

     Members of the audit committee are Messrs. Adams, Diepholz, Grissom, Melvin, and Sparks, and Ms. Preston. The audit committee reports to the Board of Directors and has the responsibility for reviewing and approving internal control  procedures,  accounting  practices  and  reporting  activities  of  the
Company's subsidiaries. The committee also has the responsibility for establishing and maintaining communications between the Board and the independent auditors and regulatory agencies. The audit committee reviews with the independent auditors the scope of their examinations, with particular emphasis on the areas to which either the audit committee or the auditors believe special attention should be directed. It also reviews the examination reports of regulatory agencies and reports to the full Board regarding matters discussed therein. Finally, it oversees the establishment and maintenance of effective controls over the business operations of the Company's subsidiaries. The audit committee met five times in 2001.

     The members of the compensation committee are Messrs. Adams, Diepholz, Grissom, Lumpkin, Marvin, Melvin and Sparks, and Ms. Preston. The compensation committee reports to the Board of Directors and has responsibility for all matters related to compensation of executive officers of the Company, including review and approval of base salaries, conducting a review of salaries of executive officers compared to other financial services companies in the region, fringe benefits, including modification of the retirement plan, and incentive compensation. The compensation committee met two times in 2001.

     A total of 14 regularly scheduled and special meetings were held by the Board of Directors of the Company during 2001. During 2001, all directors attended at least 75 percent of the meetings of the Board and the committees on which they served.


             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The members of the audit committee of the Company during the fiscal year ended December 31, 2001 were Messrs. Sparks (Chairman), Adams, Diepholz, Grissom, and Melvin, and Ms. Preston.

     The audit committee acts pursuant to a written charter that was adopted by the Board of Directors on January 23, 2001. A copy of this Audit Committee Charter is attached as Appendix B to this Proxy Statement. The charter was reviewed and reassessed for adequacy and adopted with no changes to the original language by the Audit Committee on January 22, 2002.

     The audit committee reviewed and discussed with management the Company's audited financial statements as of and for fiscal year ended December 31, 2001.

     The audit committee also discussed with the independent auditors, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The audit committee reviewed the written disclosures and the letter from KPMG LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and discussed with KPMG LLP the independence of that firm.

     Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     In addition, the audit committee considered whether the provision of services by KPMG LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001 were compatible with maintaining the independence of KPMG LLP.

     This audit committee report is submitted by the audit committee of the Board of Directors:

                                                  Ray Anthony Sparks, Chairman
                                                  Charles A. Adams
                                                  Kenneth R. Diepholz
                                                  Steven L. Grissom
                                                  Gary W. Melvin
                                                  Sara Jane Preston

                          FEES OF INDEPENDENT AUDITORS

     AUDIT FEES. The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for said fiscal year were $108,600.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. No professional services were rendered or fees billed by KPMG LLP for financial information systems design and implementation for the fiscal year ended December 31, 2001.

     ALL OTHER FEES. The aggregate fees billed for professional services rendered by KPMG LLP other than audit fees and financial information system design and implementation fees for the fiscal year ended December 31, 2001 were $24,825, consisting of $9,350 for audit-related services (namely, employee benefit plan audit, registration statement review, and statements and consent issuances), and $15,475 for tax compliance services.


                             EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION INFORMATION. The following table summarizes compensation for services to the Company and the Company's subsidiaries for the years ended December 31, 2001, 2000 and 1999 paid to or earned by any person serving as the Chief Executive Officer of the Company, and the two other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000, for the year ended December 31, 2001. These individuals are sometimes herein referred to as the "named executive officers."

                                                                                   SECURITIES         ALL OTHER
NAME AND                                                      ANNUAL               UNDERLYING          COMPEN-
PRINCIPAL POSITION                            YEAR        COMPENSATION(1)          OPTIONS (#)         SATION

                                                        SALARY(2)     BONUS

William S. Rowland, Chairman, President       2001     $ 170,000    $  48,136         9,000         $18,878(4)
and Chief Executive Officer of the            2000     $ 155,000    $  46,330         3,750         $15,552(4)
Company                                       1999     $ 138,662    $   --(3)         8,250(3)      $15,527(4)

John W. Hedges, Executive Vice President      2001     $  122,000   $  29,573          2,250        $ 9,101(5)
of the Company                                2000     $  116,200   $  29,686          2,250        $ 7,279(5)
                                              1999     $   26,654   $   5,115          3,000        $    --

Robert J. Swift, Jr., Vice President of       2001     $  122,100   $  23,866          2,250        $8,087(5)
the Company                                   2000     $   40,235   $  12,675           0           $    N/A
                                              1999     $        0   $       0           0           $      0

----------------------------

(1) None of the named executive officers received any perquisites or other personal benefits, securities, or property in an amount exceeding 10% of his salary and bonus during 2001, 2000 and 1999.

(2)  Includes deferred amounts.

(3) In lieu of a cash bonus in 1999, Mr. Rowland was awarded in January 2000 options to purchase 4,500 shares of Common Stock, in addition to the options to purchase 3,750 shares of Common Stock awarded in December 1999. See discussion below under "Compensation Committee Report."

(4) Represents the Company's contributions to its retirement plan for 2001, 2000, and 1999 of $12,980, $9,654, and $9,629 respectively, and an annual premium payment for an insurance policy purchased to fund a supplemental retirement and death benefit for Mr. Rowland in the amount of $5,898 for each year.

(5)  Represents the Company's contributions to its retirement plan.

     The following table sets forth information regarding individual grants of stock options made in 2001 to the named executive officers.


                         NUMBER OF       PERCENT OF
                         SECURITIES     TOTAL OPTIONS                       POTENTIAL REALIZABLE VALUE
                         UNDERLYING      GRANTED TO    EXERCISE    EXPIR      AT ASSUMED ANNUAL RATES
                          OPTIONS       EMPLOYEES IN     PRICE     -ATION     OF STOCK PRICE APPRECIA-
NAME                    GRANTED (#)(1)   FISCAL YEAR   PER SHARE   DATE        TION FOR OPTION TERM
----                    -----------      -----------   ---------  ---------    --------------------
                                                                                   5%          10%
William S. Rowland          9,000             29%       $ 24.00    12/18/11    $ 135,810   $ 344,250
John W. Hedges              2,250             7%        $ 24.00    12/18/11    $  33,952   $  86,062
Robert J. Swift, Jr.        2,250             7%        $ 24.00    12/18/11    $  33,952   $  86,062


------------------------

(1) The options become exercisable with respect to 25% of the shares covered thereby on each of the first four anniversaries of the date of grant.

     The following table sets forth information regarding the year-end values of unexercised stock options held by the named executive officers.


                                                                NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                               SHARES                          UNDERLYING UNEXERCISED         IN-THE-MONEY STOCK
                              ACQUIRED         VALUE          STOCK OPTIONS AT FISCAL             OPTIONS AT
          NAME            ON EXERCISE (#)    REALIZED               YEAR END (#)              FISCAL YEAR END(1)
          ----            ---------------    ---------              ------------              ------------------

                                                                                              EXER-       UNEXER-
                                                          EXERCISABLE      UNEXERCISABLE     CISABLE      CISABLE

William S. Rowland               --              --           11,812          21,187        $   54,656  $   25,869
John W. Hedges                   --              --            750             6,750        $      638  $   13,200
Robert J. Swift, Jr.             --              --             --             4,500        $       --  $   11,288

------------------------

(1) This amount represents the difference between the market value of one share of the Company's Common Stock on December 31, 2001 ($23.85) and the option exercise price times the total number of shares subject to exercisable or unexercisable options.

     EMPLOYMENT AGREEMENTS. In January 2002, the Company entered into a new employment agreement with William S. Rowland. The employment agreement generally provides for an initial base salary, which may be increased but not decreased, and a bonus of up to 40% of base salary, as well as other benefits under the agreement. The agreement has an initial term of three years, which may be extended upon mutual agreement. In the event of termination of Mr. Rowland's employment by the Company without cause, the Company will be obligated to pay an amount equal to one year's salary. Under certain circumstances, if Mr. Rowland's employment discontinues following a change in control of the Company, the successor to the Company is obligated, among other things, to pay an amount equal to two years' base salary. The employment agreement includes a covenant which limits the ability of Mr. Rowland to compete with the Bank for a period of two years following the termination of his employment. In October 1999, the Company entered into a similar agreement with John W. Hedges, which provides for a bonus of up to 25% of base salary for 2001 and 35% for 2002, and a payment in an amount equal to one year's base salary if employment discontinues following a change in control of the Company. In August 2000, the Company entered into a similar agreement with Robert J. Swift, Jr., which provides for a bonus of up to 25% of base salary and a payment in an amount equal to one year's base salary if employment discontinues following a change in control of the Company.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The members of the compensation committee of the Board of Directors of the Company for the fiscal year ended December 31, 2001 were Messrs. Diepholz (Chairman), Adams, Grissom, Lumpkin, Marvin, Melvin, and Sparks, and Ms. Preston. Other than Mr. Marvin, the former Chairman, President and Chief Executive Officer of the Company, no other member of the compensation committee is a former or current officer or employee of the Company or its subsidiaries.

     COMPENSATION   COMMITTEE  REPORT.   It  is  the  compensation   committee's
responsibility to evaluate the performance of management, review total management compensation levels and consider management succession and other related matters. The committee reviews and approves in detail all aspects of compensation for the fourteen highest paid officers within the Company and uses state, regional and national salary studies to ascertain existing market conditions for personnel.

     The compensation philosophy of the Company is that executive compensation be linked to the interests of the Company's shareholders and that a portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, a portion of each executive officer's annual compensation is based upon the officer's performance, the performance of the operating unit for which the officer has primary responsibility and the performance of the Company as a whole. The formulas for measuring performance and awarding bonuses objectively link financial and individual performance with bonus amounts.

     During 2001, the Company's net income amounted to $6,516,000, a $856,000 or 15.1% improvement from 2000's level. In addition, the Company's market share increased and various other improvements were made in the Company's operating and administrative functions. Accordingly, Messrs. Rowland, Hedges, and Swift were awarded incentive bonuses of $48,136, $29,573, and $23,866, respectively.

     The relationships between the base salaries and incentive compensation of Messrs. Rowland, Hedges, and Swift for 2001, 2000 and 1999 were as follows:

                                  INCENTIVE COMPENSATION AS A % OF BASE SALARY
                                      2001             2000            1999
                                      ----             ----            ----
William S. Rowland                     28%             30%             --%(*)
John W. Hedges                         24%             26%             19%
Robert J. Swift, Jr.                   20%             ---             ---


   *In lieu of a cash bonus, Mr. Rowland was awarded 4,500 additional options.

     This compensation committee report is submitted by the compensation committee of the Board of Directors:

                                                  Kenneth R. Diepholz, Chairman
                                                  Charles A. Adams
                                                  Steven L. Grissom
                                                  Richard Anthony Lumpkin
                                                  Daniel E. Marvin, Jr.
                                                  Gary W. Melvin
                                                  Sara Jane Preston
                                                  Ray Anthony Sparks

                      COMMON STOCK PRICE PERFORMANCE GRAPH

     The following Common Stock price performance graph compares the cumulative total stockholder return on a $100 investment in the Company's Common Stock to the cumulative total return of the S & P 500 Index and the Nasdaq Bank Stock Index for the period December 31, 1996 through December 31, 2001. The amounts shown assume the reinvestment of dividends.

                      12/31/96 12/31/97 12/31/98 12/31/99 12/31/00 12/31/01
                      -------- -------- -------- -------- -------- --------

First Mid-Illinois    $100.00   $159.02 $177.92  $182.63  $153.88  $193.18
Bancshares, Inc.

S & P 500             $100.00   $133.36 $171.47  $207.56  $188.66  $166.24

NASDAQ Bank Stocks    $100.00   $167.41 $166.33  $159.89  $182.38  $197.44

[GRAPHIC OMITTED][GRAPHIC OMITTED]

                             DIRECTORS' COMPENSATION

     Directors of the Company received a $2,000 quarterly retainer for serving on the Board of Directors in 2001. Directors who are not employees of the Company also were granted in 2001 options to purchase 1,000 shares of the Company's Common Stock at an exercise price of $24.00 per share. Such options have terms of ten years and became exercisable on their date of grant. Additionally, the Company provides retirement pension benefits to non-employee directors who have attained the age of 70 and who have served as a director for a minimum of ten years upon retirement. The pension is equal to 75% of the compensation received by the director from the Company in the year before retirement. Directors who are not employees of the Company also receive health insurance.

                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Directors and officers of the Company and its subsidiaries and their associates, were customers of and had transactions with the Company and its subsidiaries during 2001. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time or comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

     McLeod USA Inc., of which Richard A. Lumpkin is Vice Chairman and a significant shareholder, provides certain telecommunication services to the Company on an ongoing basis. Ameren CIPS, of which Mr. Lumpkin is a director, provides utility services to the Company on an ongoing basis. Howell Paving, Inc., of which Charles A. Adams is President, provided certain paving services to the Company during 2001. Ken Diepholz Chevrolet, Inc., of which Kenneth R. Diepholz is Vice President, sold vehicles to the Company during 2001.


           NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS

     Any stockholder wishing to nominate an individual for election as a director must comply with certain provisions in the Company's Certificate of Incorporation. The Company's Certificate of Incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors of the Company, of candidates for election as directors. Generally, such notice must be delivered to or mailed to and received by the Secretary of the Company not fewer than 14 days nor more than 60 days before any meeting at which directors are to be elected. The stockholder must also comply with certain other provisions set forth in the Company's Certificate of Incorporation relating to the nomination of an individual for election as a director. For a copy of the Company's Certificate of Incorporation, which includes the provisions relating to the nomination of an individual for election as a director, an interested stockholder should contact the Secretary of the Company at 1515 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP acted as independent certified public accountants of the Company for the fiscal year ending December 31, 2001. KPMG LLP has served as the Company's independent auditors since 1992. A representative from KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions. The Company has not yet appointed its independent auditors for the fiscal year ending December 31, 2002 and expects to make that appointment later in the year.


              INCLUSION OF STOCKHOLDER PROPOSALS IN PROXY MATERIALS

     In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office at 1515 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, no later than December 13, 2002. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.


                                  OTHER MATTERS

     The Board of Directors of the Company does not intend to present any other matters for action at the annual meeting, and the Board has not been informed that other persons intend to present any other matters for action at the annual meeting. However, if any other matters should properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the Board of Directors of the Company.

             SECTION 16 - BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon its review of reports on Forms 3, 4 or 5 and any amendments furnished to the Company under Section 16 of the Securities Exchange Act of 1934, and written representations from the executive officers and directors that no other reports were required, the Company believes that all of these Forms were filed on a timely basis by reporting persons during the fiscal year ended December 31, 2001.

                                   APPENDIX A

               AMENDMENT I TO FIRST MID-ILLINOIS BANCSHARES, INC.
                            1997 STOCK INCENTIVE PLAN

     WHEREAS, the First Mid-Illinois Bancshares, Inc. 1997 Stock Incentive Plan (the "Plan") was adopted by the Board of Directors of First Mid-Illinois Bancshares, Inc. (the "Corporation") on October 21, 1997 and by the Stockholders of the Corporation on May 20, 1998;

     WHEREAS, the Corporation reserved the right to amend the Plan; and

     WHEREAS, the Corporation deems it to be in its best interest to amend the Plan as described below.

     1. The Plan hereby is amended to (1) reflect the 3-for-2 stock split of shares of the Corporation's common stock on November 16, 2001 and (2) increase from 150,000 to 300,000 the number of shares of common stock of the Corporation available for issuance under the Plan;

     2. The first sentence of Section 4 of the Plan hereby is amended and restated in its entirety to read as follows: "The aggregate number of Shares that may be obtained by directors, employees, consultants and advisors under the Plan shall be 300,000 Shares.";

     3. The third sentence of Section 4 of the Plan hereby is amended and restated in its entirety to read as follows: "The maximum number of Shares that may be granted to an employee pursuant to an award for any calendar year may not exceed 75,000 Shares."; and

     4. The fourth sentence of Section 8 of the Plan hereby is amended and restated in its entirety as follows: "Payment may be in a lump sum, or if the lump sum exceeds $150,000, in substantially equal annual or more frequent installments over a period not exceeding five (5) years in the discretion of the Committee."

     This Amendment I has been executed on March 28, 2002.

                               FIRST MID-ILLINOIS BANCSHARES, INC.

                               /S/ WILLIAM S. ROWLAND
                               --------------------------------------------
                               By:  William S. Rowland,
                                     Chairman and Chief Executive Officer

                                   APPENDIX B

                       FIRST MID-ILLINOIS BANCSHARES, INC.
                                 (the "Company")
            Charter of the Audit Committee of the Board of Directors
                As adopted January 23, 2001 and January 22, 2002

I.   Audit Committee Purpose

     The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in monitoring (1) the integrity of the Company's financial reporting process and internal controls system, (2) the Company's compliance with legal and regulatory requirements, and (3) the independence and performance of the Company's independent auditors and internal audit department.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors and anyone in the Company. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.  Audit Committee Composition and Meetings

     All members of the Audit Committee shall be independent of management of the Company in accordance with the requirements of the New York Stock Exchange ("NYSE") and the Federal Deposit Insurance Corporation Improvement Act of 1991 and the regulations relating thereto (collectively, "FDICIA"), each as applicable.

     The NYSE listing standards require that the Audit Committee consist of at least three directors, all of whom have no relationship to the Company that may interfere with the exercise of their independence from management of the Company.1

     Under the FDICIA requirements, the Board of Directors needs to determine whether a director is independent of management.2

     In addition, all members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. Audit Committee members shall be appointed by the Board of Directors as determined by qualification with the foregoing independence standards. If the Audit Committee Chairman is not present at a meeting, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership.

     The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee should meet privately at least annually with management, the head of the internal audit department, the independent auditors, and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed. The Audit Committee shall make regular reports to the Board of
     Directors. The Audit Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. In addition, the Audit Committee, or at least its Chairman, shall communicate with management and the independent auditors quarterly to review significant findings based upon the independent auditors' limited review procedures.

III. Audit Committee Responsibilities and Duties

     The Audit Committee shall perform the following functions for the Company:

     o Review and reassess the adequacy of this Charter at least annually and submit any changes to the full Board of Directors for approval.

     o Review the Company's annual audited financial statements prior to filing or distribution and discuss with management and independent auditors significant issues regarding accounting principles, practices and judgments.

     o Review with management and the independent auditors their assessments of the adequacy of internal controls, and the resolution of identified material weaknesses and reportable conditions in internal controls over financial reporting, including the prevention or detection of management override or compromise of the internal control system.3

     o Review with management and the independent auditors compliance with those laws and regulations with respect to which management and the independent auditors are required to report.4

     o Discuss with management the selection, evaluation, and termination of the independent auditors and any significant disagreements between the independent auditors and management.5 The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.

     o Approve the fees and other significant compensation to be paid to the independent auditors.

     o Review and discuss with the independent auditors on an annual basis all significant relationships they have with the Company that could impair the auditors' independence and secure from the independent auditors written disclosure about these relationships.

     o Review with management and the independent auditors the scope of services required by the annual audit, significant accounting policies, and audit conclusions regarding significant accounting estimates.6

     o Review the charter and budget of the internal audit department on at least an annual basis.

     o Review the audit schedule, changes, and activities of the internal audit department on a quarterly basis.

     o Review the organizational structure and qualifications of the internal audit department as needed.

     o Review the appointment, performance, and replacement of the head of the internal audit department.

     o Review all reports prepared by the internal audit department together with management's response and follow-ups to these reports. Maintain minutes of the meetings and report findings to the Board of Directors.

     o Review all reports concerning any significant fraud or regulatory noncompliance that occurs at the Company.


1NYSE Listed Company Manual 303.01(B)(2)(a) and 303.01(B)(3).

212 U.S.C.ss.1831m(g)(1)(A); 12 C.F.R. 363.5(a) and Appendix A.

312 U.S.C.ss.1831m(g)(1)(B); 12 C.F.R. 363.5(a) and Appendix A.

4ID.

5ID.

6ID.